Exhibit 99.4
June 13, 2011
Dear Colleagues,
I am very pleased to announce our merger with Transatlantic Reinsurance. We’ve included a link to our recent press release below for further detail on the deal.
http://irsolutions.snl.com/Cache/1500033806.PDF?D=&O=PDF&IID=4078260&Y=&T=&FID=1500033806
We anticipate that the merger will close in the fourth quarter of this year. Corporately, our combined organization will operate as TransAllied Group Holdings, AG and will offer enhanced products and services via two strong and distinct brands — Allied World Insurance and Transatlantic Reinsurance.
Merging our two companies together creates a world-class insurer and reinsurer with over $8.5 billion in total capital, $21 billion in invested assets, a diverse and extensive product suite, and a broad distribution network with 39 offices in 18 countries across six continents. It will also allow us to provide you even more of the best-in-class service you have come to expect from us. We will have broader product offerings, greater flexibility, and the backing of an exceptionally strong franchise. We continue to maintain strong financial strength ratings with all rated companies rated A (Excellent) by A.M. Best and A by Standard and Poor’s, and look forward to seeing more positive news from the rating agencies on the transaction.
We are committed to an integration process that is seamless to you. During the course of our integration, we will update you about any changes that may affect the way we transact business or our overall operations. In the meantime, Allied World and Transatlantic will continue as independent businesses, and all aspects of your relationship with either company will remain the same.
On behalf of all employees at Allied World, we value your business and your continued support. We look forward to serving you better and expanding our trading relationship with you in the years to come.
Sincerely,
Scott A. Carmilani
President & Chief Executive Officer